Exhibit D(79)

AMENDMENT

DATED November 15, 2011 TO

INVESTMENT SUB-ADVISORY AGREEMENT

for

MassMutual Select BlackRock Global Allocation Fund

WHEREAS, BlackRock Investment Management, LLC (“BlackRock”) and Massachusetts Mutual Life Insurance Company (“MassMutual”) entered into an Investment Sub-Advisory Agreement (the “Agreement”) for the MassMutual Select Global Allocation Fund (now known as the MassMutual Select BlackRock Global Allocation Fund (the “Fund”), a series of MassMutual Select Funds, effective as of November 27, 2009; and

WHEREAS, BlackRock and MassMutual desire to amend the compensation of BlackRock as described in the Agreement:

NOW THEREFORE, IT IS AGREED THAT:

1.	Capitalized terms used herein but not otherwise defined shall have the meanings given to those terms in the Agreement.

2.	The last sentence of Section 6 of the Agreement is hereby deleted in its entirety and replaced with the following:

[    ]

3.	Except as expressly amended hereby, all provisions of the Agreement remain in full force and effect and are unchanged in all other respects.

Signature Page Follows

IN WITNESS WHEREOF, the parties hereto intending to be legally bound have caused this Amendment to be executed by their duly authorized officers or other representatives as of the day and year first above written.

MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY

By:	/s/ Eric Wietsma
Name:	Eric Wietsma
Title:	Senior Vice President

BLACKROCK INVESTMENT MANAGEMENT, LLC

By:	/s/ Michael Saliba
Name:	Michael Saliba
Title:	Managing Director

MASSMUTUAL SELECT FUNDS on behalf of MassMutual Select BlackRock Global Allocation Fund

By:	/s/ Nicholas H. Palmerino
Name:	Nicholas H. Palmerino
Title:	CFO and Treasurer